Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Press Contact:

Steve Kunszabo	Marie Knowles
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7476
steve.kunszabo@iridium.com	marie.knowles@iridium.com

IRIDIUM APPOINTS THOMAS D. HICKEY AS CHIEF LEGAL OFFICER

MCLEAN, Va. – May 4, 2011 – Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today announced the appointment of Thomas D. Hickey as chief legal officer effective May 2, 2011.

Mr. Hickey brings more than 20 years of broad legal and management experience in the telecommunications industry to Iridium. Most recently, he served as general counsel and corporate secretary at Primus Telecommunications Group, Incorporated, a global provider of advanced facilities-based communications solutions. Prior to that, he was general counsel of Cyren Call Communications Corporation, a provider of wireless communications services for first responders. Before joining Cyren Call, Mr. Hickey spent 17 years with Nextel Communications, Inc. and Sprint Nextel Corporation, most recently in the role of deputy general counsel. Mr. Hickey’s experience in these roles included capital market transactions, corporate governance, litigation, public company compliance, regulatory affairs and Sarbanes-Oxley work.

“Tom is a seasoned executive with a strong legal and management background in helping to grow innovative companies in the telecommunications industry,” said Matt Desch Iridium’s chief executive officer. “We look forward to his important contributions as a strategic member of the executive team at Iridium.”

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-Earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The Company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The Company is headquartered in McLean, Va., U.S.A. and trades on the NASDAQ Global Select Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

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